THIS SPACE FOR OFFICE USE ONLY
Submit the original      CORPORATION DIVISION - BUSINESS REGISTRY
and one true copy $10.00     255 Capitol Street NE, Suite 151
                                 Salem, OR 97310-1327
REGISTRY NUMBER:          (503) 986-2200 Facsimile (503) 378-4381

302163-80                                                        FILED
---------------                                               MAR 06 1998
                              ARTICLES OF AMENDMENT             OREGON
                              Business Corporation         SECRETARY OF STATE
                  (by Incorporators, Directors or Shareholders)
                    PLEASE TYPE OR PRINT LEGIBLY IN BLACK INK

1.   Name of the corporation prior to amendment:

     OREGON BAKING COMPANY .
     ---------------------------------------------------------------------------

2. State the article number(s) and set forth the article(s) as it is amended to read or attach a separate sheet.

     ARTICLE II, SECTION A, SUBSECTION 6E IS DELETED AND REPLACED
     WITH ARTICLE II, SECTION A, SUBSECTION 6E ATTACHED HERETO AS ATTACHMENT A

3. The amendment(s) was adopted on JANUARY 22, 1998. (If more than one amendment was adopted, identify the date of adoption of each amendment.)

4. Check the appropriate statement:

/X/ Shareholder action was required to adopt the amendment(s). The vote was as follows:

------------------------------------------------------------------------------------------------------------------
  Class or series of      Number of shares        Number of votes        Number of votes       Number of votes
        shares               outstanding        entitled to be cast         cast for             cast against
------------------------------------------------------------------------------------------------------------------
 Common, Series A and         1,432,203              1,233,621              1,226,621                -0-
  Series B Preferred
    Stock Combined

  Series B Preferred            510,575                395,543                395,543                -0-
        Stock

------------------------------------------------------------------------------------------------------------------

| | Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the board of directors without shareholder action.

| | The corporation has not issued any shares of stock. Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the incorporators or by the board of directors.

Execution:  /s/ BRAD K. BARNETT     BRAD K. BARNETT           PRESIDENT AND CEO
          ----------------------------------------------------------------------
             Signature              Printed Name                          Title

Person to contact about this filing:   BRENDAN R. MCDONNELL         503/802-2054
                                    --------------------------------------------
                                        Name                Daytime phone number

MAKE CHECKS PAYABLE TO THE CORPORATION DIVISION OR INCLUDE YOUR VISA OR
MASTERCARD NUMBER AND EXPIRATION DATE   -   -   -       / . SUBMIT THE COMPLETED
                                      -------------- -----
FORM AND FEE TO THE ABOVE ADDRESS OR FAX TO (503) 378-4381

                                   ARTICLE II
                                       OF
                          ARTICLES OF INCORPORATION OF
                              OREGON BAKING COMPANY
                                dba MARSEE BAKING
                                  (as Amended)


                                   ARTICLE II.

                                  Capital Stock

         A. PREFERRED STOCK

                                    * * * * *

            6. Conversion Rights.
               -----------------

                                    * * * * *

               e. Adjustments to Applicable Conversion Value.
                  ------------------------------------------

                  (1) UPON ISSUANCES OF ADDITIONAL SHARES OF COMMON STOCK. If, while there are any shares of Series B Preferred Stock outstanding, the Corporation issues or sells any Additional Shares of Common Stock (as defined below) for a consideration or price per share less than the then effective Series B Applicable Conversion Value, then in such case, the Series B Applicable Conversion Value shall, upon such issuance or sale, except as hereafter provided, be adjusted by multiplying the then effective Series B Applicable Conversion Value by a fraction:

                    (i) the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to such issuance or sale, plus (b) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of shares of Additional Shares of Common Stock so issued would purchase at the Series B Applicable Conversion Value, and

                    (ii) the  denominator  of which  shall be (a) the  number of shares of Common Stock outstanding immediately prior to such issuance or sale, plus (b) the number of Additional Shares of Common Stock so issued; and the product so obtained shall thereafter be the Series B Applicable Conversion Value. The Series B Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of each successive sale or issuance. No adjustment shall be made under this Section 6e(1) to the Series A
                         Conversion Value upon the issuance or sale of Additional Shares of Common Stock.

                                            Articles of Amendment - Attachment A

For purpose of calculating adjustments to the Series B Applicable Conversion Value under this Section 6e(1), "Common Stock" shall be deemed to include any class or series of Common Stock or Preferred Stock of the Corporation assuming full conversion of such Preferred Stock. For purposes of this Section 6e(1), the term "Additional Shares of Common Stock" shall mean all shares of Common Stock or Preferred Stock other than (a) the issuance of any shares of Common Stock, or options therefor, to any directors, officers, employees or consultants of the Company under any stock option or issuance plan adopted by the Company's Board of Directors, (b) the issuance of any shares of Common Stock, or options therefor, that is approved in writing by the holders of a majority of the shares of Series B Preferred Stock outstanding as of the date of such issuance, (c) the issuance of any shares of Common Stock upon the conversion of any Preferred Stock, or (d) the issuance of any Common Stock upon the exercise of any options granted under (a) or (b) above or upon the exercise of any options or warrants outstanding as of the date the Articles of Amendment to the Corporation's Articles of Incorporation creating the Series B Preferred Stock are filed with the Secretary of State of the State of Oregon.

                                    * * * * *




                                            Articles of Amendment - Attachment A
                                                                               2